Exhibit 10(y)
GE Excess Benefits Plan
(Effective July 1, 2003)

Section I.
Eligibility

All Employees, Surviving Spouses and beneficiaries of Employees eligible to receive Pension benefits under the GE Pension Plan shall be eligible to receive excess benefits under this Plan in accordance with Section II.

Section II.
Excess Benefits

The amount of the Excess Benefit payable under this Plan to an Employee, Surviving Spouse or beneficiary shall be equal to the excess (if any) of:

a.
the Pension, survivor benefit or death benefit that the Employee, Surviving Spouse or beneficiary would have received under the GE Pension Plan as a result of the retirement or death of the Employee but for the limitations on such benefit imposed by the GE Pension Plan pursuant to Section 415 of the Code, over

b.	the Pension, survivor benefit or death benefit that the Employee, Surviving Spouse or beneficiary receives under the GE Pension Plan.

For all periods during which this Plan is in effect and regardless of whether the Employee’s termination of Service date occurs on, before or after July 1, 2003, in no event shall an individual be entitled to receive more benefits from this Plan and the GE Pension Plan combined than he would have been entitled to receive from the GE Pension Plan alone without application of the limits of Section 415 of the Code referred to in Section II.a. above.

Section III.
Payment of Excess Benefits

1.	All Excess Benefits provided for hereunder shall be paid in the same form and manner as the benefits payable to such Employee, Surviving Spouse or beneficiary under the GE Pension Plan.

2.
If an Employee’s Pension under the GE Pension Plan is suspended for any month in accordance with the re-employment provisions thereof, the Employee’s Excess Benefits hereunder for that month shall likewise be suspended under this Plan.

Section IV.
Beneficiary

An Employee’s beneficiary for the purposes of this Plan shall be the beneficiary designated by him under the GE Pension Plan.

Section V.
Administration

1.
This Plan shall be administered by the Pension Board, which shall have authority in its sole discretion to make, amend, interpret and enforce rules and regulations for the administration of this Plan and decide or resolve in its sole discretion any and all questions which may arise in connection with this Plan.

2.
In the administration of this Plan, the Pension Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel, including counsel to the Company.

3.
The decision or action of the Pension Board in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

Section VI.
Amendment and Termination

The Company reserves the right, by action of the General Electric Company Board of Directors, to amend, modify or terminate, either retroactively or prospectively, any or all of the provisions of this Plan; provided, however, that no such action on its part shall adversely affect the rights of an Employee, his Surviving Spouse or beneficiaries without the consent of such Employee (or his Surviving Spouse or beneficiaries, if the Employee is deceased) with respect to any benefits accrued under this Plan prior to the date of such amendment, modification or termination of the Plan if the Employee has at that time a non-forfeitable right to benefits under Section XII of the GE Pension Plan.

Section VII.
General Conditions

1.
The Excess Benefits payable under this Plan shall be paid by the Company out of its general assets and shall not be funded in any manner. The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.

2.
Except as to withholding of any tax under the laws of the United States or any state or locality, no Excess Benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Excess Benefit, whether currently or thereafter payable hereunder, shall be void.

3.
No Employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the Service of his Employer. The right and power of the Company to dismiss or discharge any Employee is expressly reserved.

4.
Notwithstanding the provisions of Section I, employees who are represented by a union (pursuant to a certification by the National Labor Relations Board or otherwise in accordance with the provisions of Section 9 of the National Labor Relations Act) shall become eligible to participate in this Plan (a) only after the Company and such union shall have entered into a written agreement to the effect that the Plan shall be offered to the employees so represented, and (b) only in accordance with any conditions or requirements contained in such agreement; provided, however, that whenever employees who are eligible for the Plan choose a bargaining agent (pursuant to NLRB certification), they shall continue to be eligible unless and until the certified agent gives notice to the Company that it does not wish such eligibility to continue.

5.	All terms used in this Plan which are defined in the GE Pension Plan shall have the same meaning herein as therein, unless otherwise expressly provided in this Plan.

6.
The rights under this Plan of an Employee who leaves the Service of the Company at any time and the rights of anyone entitled to receive any payments under this Plan by reason of the death of such Employee, shall be governed by the provisions of this Plan in effect on the date such Employee leaves the Service of the Company, except as otherwise specifically provided in this Plan.

7.	The law of the State of New York shall govern the construction and administration of this Plan.